As filed with the Securities and Exchange Commission on June 10, 1996.
                                                            File No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              CAPITAL BRANDS, INC.
               (Exact name of issuer as specified in its charter)

                Florida                                          65-0506539
     (State or other jurisdiction                             (I.R.S. Employer
   of incorporation or organization)                         Identification No.)

    1225 Broken Sound Parkway N.W.
                Suite A
        Boca Raton, Florida                                          33481
(Address of principal executive offices)                           (Zip Code)

                                ---------------

                              CONSULTING AGREEMENTS
                            (Full title of the plan)

                                ---------------

                            Brian A. Kahan, President
                         1225 Broken Sound Parkway N.W.
                                     Suite A
                            Boca Raton, Florida 33481
                          Telephone No.: (407) 994-8585
                     (Name and address of agent for service)

                                    Copy to:

                             Joel D. Mayersohn, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                 (954) 763-1200

                                ---------------

                         CALCULATION OF REGISTRATION FEE

                                                     PROPOSED          PROPOSED
                                                     MAXIMUM           MAXIMUM
                                                     OFFERING          AGGREGATE       AMOUNT OF
TITLE OF SECURITIES          AMOUNT TO BE            PRICE PER         OFFERING        REGISTRATION
 TO BE REGISTERED            REGISTERED(1)           SHARE(1)          PRICE(1)        FEE (1)
- ---------------------------------------------------------------------------------------------------
Common Stock
($.0008 par value)          625,000 shares            $3.00           $1,875,000          $646.55
- ---------------------------------------------------------------------------------------------------

(1)Pursuant to Rule 457(h), the maximum offering price was calculated based upon the exercise price of the Options described herein.

                              CAPITAL BRANDS, INC.

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(B) OF REGULATION S-K

               FORM S-8 ITEM NUMBER
                   AND CAPTION                    CAPTION IN PROSPECTUS
               --------------------               ---------------------
 1.     Forepart of Registration State-           Facing Page of Registration
        ment and Outside Front Cover              Statement and Cover Page of
        Page of Prospectus                        Prospectus

 2.     Inside Front and Outside Back             Inside Cover Page of Pro-
        Cover Pages of Prospectus                 spectus and Outside
                                                  Cover Page of Prospectus

 3.     Summary Information, Risk Fac-            Not Applicable
        tors and Ratio of Earnings to
        Fixed Charges

 4.     Use of Proceeds                           Not Applicable

 5.     Determination of Offering Price           Not Applicable

 6.     Dilution                                  Not Applicable

 7.     Selling Security Holders                  Sales by Selling
                                                  Security Holders

 8.     Plan of Distribution                      Cover Page of Prospectus
                                                  and Sales by Selling
                                                  Security Holders

 9.     Description of Securities to be           Description of Securities;
        Registered                                Consulting Agreements

10.     Interests of Named Experts and            Legal Matters
        Counsel

11.     Material Changes                          Not Applicable

12.     Incorporation of Certain Infor-           Incorporation of Certain
        mation by Reference                       Documents by Reference

13.     Disclosure of Commission Posi-            Indemnification of Direc-
        tion on Indemnification for               tors and Officers; Under-
        Securities Act Liabilities                takings

PROSPECTUS

                              CAPITAL BRANDS, INC.

                         625,000 SHARES OF COMMON STOCK
                               ($.0008 PAR VALUE)

                Issued Pursuant to the Exercise of Options under
                             the Company's Consulting Agreements
                                  with F.B.W. Holdings, Inc.
                and Shulman & Associates, Inc., and Todd Roberti

        This Prospectus is part of a Registration Statement which registers an aggregate of 625,000 shares of Common Stock, $.0008 par value (such shares being referred to as the "Shares"), of Capital Brands, Inc. (the "Company" or "Capital") which may be issued upon exercise of certain options, as set forth herein, to (i) F.B.W. Holdings, Inc., a consultant to the Company ("F.B.W.") pursuant to a written Consulting Agreement (the "F.B.W. Consulting Agreement"), providing for the issuance of options to purchase 175,000 of such Shares and
(ii) Shulman & Associates, Inc., a consultant to the Company ("Shulman") pursuant to a written Consulting Agreement (the "Shulman Consulting Agreement") providing for the issuance of options to purchase an additional 300,000 of such Shares and (iii) Todd Roberti, a consultant to the Company ("Roberti") pursuant to a written Consulting Agreement (the "Roberti Consulting Agreement") providing for the issuance of options to purchase an additional 150,000 of such shares (all of such options being hereinafter collectively referred to as the "Options"). F.B.W., Shulman and Roberti may be sometimes collectively referred to as the "Consultants," and the F.B.W. Consulting Agreement, the Shulman Consulting Agreement and the Roberti Consulting Agreement may be collectively referred to as the "Consulting Agreements." In addition, the Consultants, in their capacity as selling shareholders, may sometimes hereafter be collectively referred to as the "Selling Security Holders." All of the Options are being issued to the Consultants pursuant to written consulting agreements. The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales.

        No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Consulting Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                ----------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

        THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                  The date of this Prospectus is June 10, 1996.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "CAAS."

        The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 625,000 shares of the Company's Class A Common Stock, to be issued to Consultants of the Company upon exercise of certain options pursuant to written Consulting Agreements of Capital. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

        1.     The Company's Annual Report on Form 10-KSB and
10-KSB/A for the fiscal year ended December 31, 1995.

        2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1996.

        3. All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

        The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Capital Brands, Inc., 1225 Broken Sound Parkway N.W., Suite A, Boca Raton, Florida 33481.

                                   THE COMPANY

GENERAL

        Capital Brands, Inc. was organized to engage in the following activities:

        (a) Acquisition of at least a majority interest in, and operational control of, business enterprises;

        (b) Development and marketing of commercial enterprises, products and/or services; and

        (c) Participation in business ventures of existing and newly formed business entities on a joint venture or other active business relationship basis.

        As a result of Capital's recent share exchange agreement with CompScript, Inc. ("CompScript"), which closed on April 26, 1996, where shareholders of CompScript exchanged approximately 90% of the outstanding stock of CompScript for approximately 80% of the shares of the Company, Capital is now principally engaged in the business of providing comprehensive pharmacy management services. In addition, in connection with the share exchange, Capital divested itself of its 100% equity interest in Family Chicken, Inc., International Fast Food Corporation and International Hotel Corporation. Capital continues to maintain ownership of 1,125,000 shares of common stock of QPQ Corporation.

BUSINESS OF COMPSCRIPT, INC.

        CompScript is a comprehensive provider of pharmacy management services equipped to both lower costs and improve the quality of care. CompScript offers a broad range of pharmacy, infusion therapy, consulting services, mail order, and pharmacy benefit claim administration to managed care networks, long-term and sub- acute care facilities, home health patients, and recipients of managed care. CompScript's proprietary pharmacy management capabilities combine sophisticated clinical tools with the latest technologies in databases and drug profiles. CompScript's network of participating retail pharmacies, along with electronic on-line adjudication system and a mail service dispensing facility, allow CompScript to offer a fully integrated pharmacy benefit management program. CompScript's operations consist of the following:

        INSTITUTIONAL PHARMACY: CompScript operates an institutional pharmacy that serves long-term and sub-acute facilities in the southeast Florida market. CompScript's proprietary computer system and specialization in the sub-acute arena have been instrumental in new business development and the reason over 65% of the facilities are considered sub-acute or competent in IV Therapy. CompScript is unique among LTC providers in areas of medical records, consultant/nursing services, formulary management, and IV Therapy. An emphasis on managed care and outcomes monitoring provides institutions with monthly cost savings. Consultant pharmacists work on a proprietary laptop program to offer institutions patient specific clinical data.

        HOME INFUSION: CompScript has established a JCAHO home infusion company to serve homebound patients. Therapies offered include enteral nutrition, TPN, antibiotics, chemotherapy, pain management and AIDS therapies. CompScript offers outcome management with an emphasis on diagnosis of level of severity, specialized management reporting, and statewide coverage, which makes the CompScript particularly attractive to managed care companies. CompScript offers managed care companies a full continuum of coverage for their clients, from hospitals to subacute units to LTC facilities to their homes.

        LONG-TERM CARE PHARMACY NETWORK: In May of 1995, CompScript formed the first of its kind, Long-Term Care Planning Network. This network is organized to provide full comprehensive services to the institutionalized frail elderly population with the consistencies of one long-term care model benefit. This net work is being marketed to payers with both national and regional interests for one pharmaceutical vendor for their long-term pharmaceutical care beneficiaries.

        WORKERS' COMPENSATION: CompScript has developed a program to serve its workers' compensation clients. CompScript offers its First Prescription program to insurers and large employers which allow 60% of the prescriptions dispensed under a compensation program to be captured by the program. CompScript offers a proprietary, on line, workers' compensation formulary which screens out non-compensation prescriptions.

        HEALTHCARE PHARMACY MANAGEMENT: CompScript clinical pharmacy practice puts it in an ideal position to provide outcomes-oriented healthcare programs.

        RETAIL PHARMACY NETWORK: CompScript has developed a dual national network system.

        The Company's principal executive offices are located at 1225 Broken Sound Parkway N.W., Suite A, Boca Raton, Florida 33481.

CONSULTING AGREEMENTS

        On January 12, 1996, CompScript entered into three Consulting Agreements with F.B.W., Shulman and Roberti pursuant to which options would be issued to purchase 175,000, 300,000 and 150,000, respectively, shares of Common Stock of the Company in consideration for consulting services to be provided to CompScript principally in connection with the share exchange between

Compscript and the Company. The share amounts have been adjusted for the Company's 1 for 8 reverse stock split. F.B.W. is wholly- owned by Mr. Franklyn Weichelsbaum, who is the sole officer and director of F.B.W. Shulman is wholly-owned by Mr. Manny Shulman, who is the sole officer and director of Shulman.

COMPENSATION

        In connection with the Consulting Agreements, the Company has agreed to issue Options to purchase up to 625,000 shares of Common Stock of the Company over a three (3) year period until 1999 and which are not being administered by either the Board of Directors of the Company or any committee of the Board of Directors organized for that purpose. The specific terms of the Options are as follows:

        (a) OPTION PRICE. Options to purchase 475,000 shares of Common Stock shall be exercisable at $1.00 per share and Options to purchase 150,000 shares shall be exercisable at $3.00 per share. The Options may be exercised in part or in whole.

        (b)    TERM OF OPTIONS. Each Option expires January 12, 1999.

        (c) PAYMENT FOR SHARES. The purchase price for the exercise of the Options is payable in cash, and the price for the shares of Common Stock is to be paid in full upon exercise of the Options.

        (d) TRANSFERABILITY. The Options are not transferable by the holder thereof except to the Consultant's sole shareholder or pursuant to the laws of descent and distribution.

        (e) REDEMPTION. There are no redemption rights afforded to the Company in connection with the Options.

        (f) ADJUSTMENTS. The number of shares of Common Stock of the Company purchasable upon exercise of the Options and the exercise price of the Options are subject to adjustment upon the occurrence of specified events primarily involving stock dividends, stock splits, reorganizations, reclassifications, consolidations and mergers. There will be no adjustment for the payment of cash dividends by the Company on its Common Stock. The Company is not required to issue fractional shares. Options for fractional shares amounting to less than one share will be disregarded.

        (g) MISCELLANEOUS. It is intended that the resale of the shares of Common Stock issued on exercise of the Options will be fully registered under the Securities Act of 1933.

RESTRICTIONS UNDER SECURITIES LAWS

        The sale of any shares of Common Stock acquired upon the exercise of the Options must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of
Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) of the Exchange Act generally provides that if an officer, director or 10% and greater stockholder sold any Common Stock of the Company acquired pursuant to the exercise of a stock option or warrant, he would generally be required to pay to the Company any "profits" resulting from the sale of the stock and receipt of the stock option. Section 16(b) exempts all option exercises from being treated as purchases and, instead, treats an option grant as a purchase of the underlying security, which grant/purchase may be matched with any sale of the underlying security within six months of the date of grant.

                        SALES BY SELLING SECURITY HOLDERS

        The following table sets forth the name of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly or underlying the maximum number of Options to be issued to the Selling Security Holders, the maximum amount of shares of Common Stock underlying the Options to be offered by the Selling Security Holders, the exercise price for the Options, the amount of Common Stock to be owned by the Selling Security Holders following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by the Selling Security Holders following completion of such offering (based on 9,275,449 shares of Common Stock of the Company outstanding at May 31, 1996).

                                                       ESTIMATED        SHARES TO BE      PERCENTAGE
                                                       PER SHARE           OWNED         TO BE OWNED
NAME OF SELLING          NUMBER OF      SHARES TO       EXERCISE           AFTER            AFTER
SECURITY HOLDER        SHARES OWNED     BE OFFERED       PRICE            OFFERING         OFFERING
- ---------------        ------------     ----------     ---------        ------------     -----------
F.B.W. Holdings,
 Inc.                    175,000*         175,000*        $1.00              -0-               --

Shulman &
 Associates, Inc.        300,000*         300,000*        $1.00              -0-               --

                                                       ESTIMATED        SHARES TO BE      PERCENTAGE
                                                       PER SHARE           OWNED         TO BE OWNED
NAME OF SELLING          NUMBER OF      SHARES TO       EXERCISE           AFTER            AFTER
SECURITY HOLDER        SHARES OWNED     BE OFFERED       PRICE            OFFERING         OFFERING
- ---------------        ------------     ----------     ---------        ------------     -----------
Todd Roberti             150,000*         150,000*        $3.00            ****              ****

- --------------
*       Represents shares of Common Stock underlying Options.

** Does not include options to purchase 300,000 shares held by LT Lawrence & Co. Inc., a corporation in which Mr. Roberti is a principal.

                            DESCRIPTION OF SECURITIES

        The Company is currently authorized to issue up to 12,500,000 shares of Common Stock, $.0008 par value per share, of which 9,275,449 shares were outstanding as of May 15, 1996. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which were outstanding as of May 15, 1996.

CLASS A COMMON STOCK

        The Company's Common Stock, $.0008 par value, is traded on the NASDAQ SmallCap Market under the symbol "CAAS." The following sets forth the range of high and low closing bid prices for the Common Stock as reported on the NASDAQ during each of the quarters presented. The quotations set forth below are inter-dealer quotations, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. The quotations have been adjusted for the Company's 1 to 8 reverse stock split on April 26, 1995.

                                                            HIGH           LOW
                                                           ------         ------
1994
First Quarter......................................        $30.00         $26.00
Second Quarter.....................................         26.00          21.00
Third Quarter......................................         23.00          21.00
Fourth Quarter.....................................         23.00          16.00

1995
First Quarter......................................         20.25          11.00
Second Quarter.....................................         20.50           6.50
Third Quarter......................................          7.25           3.50
Fourth Quarter.....................................          6.50           3.00

1996
First Quarter......................................          8.75           3.00

        As of March 18, 1996, there were 164 record holders of Capital Brands' Common Stock. Capital Brands believes that there are in excess of 300 beneficial holders of Capital Brands' Common Stock.

        Neither Capital nor any of its subsidiaries has paid any cash dividends on its common stock and neither Capital nor any of its subsidiaries currently intends to declare or pay cash dividends in the foreseeable future. Capital and each of its subsidiaries intends to retain any earnings that may be generated to provide funds for the operation of their respective business.

        As of March 18, 1996, there were 164 holders of record of the Company's Common Stock.

VOTING RIGHTS

        Holders of shares of Common Stock are entitled to one vote. The holders of shares of Common Stock are not entitled to cumulative voting rights.

        Upon liquidation, dissolution or winding up of the Company, distributions to holders of any class of common stock would only be made after payment in full of creditors and provision for the preference of any preferred stock having preference over the Common Stock. Any remaining amount would then be shared pro ratably by the holders of Common Stock.

        The holders of the Common Stock are not entitled to preemptive rights or subscription or redemption privileges.

PREFERRED STOCK

        The Board of Directors is authorized to issue the authorized and unissued preferred stock in one or more series, to fix or alter the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption, liquidation preferences and sinking fund of any series of preferred stock which is authorized and unissued. No shares of Preferred Stock have been issued or are outstanding as of the date hereof.

OVER-THE-COUNTER MARKET

        The Company's Common Stock is traded on the NASDAQ under the symbol "CAAS."

TRANSFER AGENT

        The Transfer Agent for the shares of Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                                  LEGAL MATTERS

        Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Special Counsel for the Company, Fort Lauderdale, Florida.

                                 INDEMNIFICATION

        The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such Statute.

        The provision of the FBCA authorizes the Company to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of the directors who were not parties to the proceeding or a committee consisting solely of two or more directors not party to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or
(iii) the affirmative vote of the majority of the Company's shareholders were not parties to the proceeding.

        The FBCA further provides that the Company may make any other further indemnity by resolution, by-law, agreement, vote of shareholders, disinterested directors or otherwise, except with the respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgement or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) wilful misconduct or conscious disregard for the best interest of the Company in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0384 of the FBA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

        The Company maintains directors and officers liability insurance, which covers the Company's subsidiaries and the respective directors and officers.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The documents listed in (a) through (b) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

               (d) The Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the fiscal year ended December 31, 1995.

               (e) The Company's Quarterly Reports on Form 10-QSB for the quarterly period ended March 31, 1996.

               (f) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

               (g) The description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES

        A description of the Company's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBA") to indemnify its directors and officers to the extent provided for in such Statute.

        The provision of the FBCA authorizes the Company to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of the directors who were not parties to the proceeding or a committee consisting solely of two or more directors not party to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (iii) the affirmative vote of the majority of the Company's shareholders were not parties to the proceeding.

        The FBCA further provides that the Company may make any other further indemnity by resolution, by-law, agreement, vote of shareholders, disinterested directors or otherwise, except with the respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgement or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) wilful misconduct or conscious disregard for the best interest of the Company in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0384 of the FBA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

        The Company does not maintain directors and officers liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Inasmuch as the Consultants who received the Options of the Company were knowledgeable, sophisticated and had access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. As a condition precedent to such grant, the Consultants were required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Company except upon sale of the underlying shares of Common Stock pursuant to a registration statement.

ITEM 8. EXHIBITS

EXHIBIT                      DESCRIPTION
- -------                      -----------
(4)(a)         Consulting Agreement with F.B.W. Holdings, Inc.

(4)(b)         Consulting Agreement with Shulman & Associates, Inc.

(4)(c)         Consulting Agreement with Todd Roberti

(5)            Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
               relating to the issuance of shares of securities pursuant to the above Consulting Agreements

(23.1)         Consent of Atlas, Pearlman, Trop & Borkson, P.A.
               included in the opinion filed as exhibit (5) hereto

(23.2) Consent of independent certified public accountants, Coopers & Lybrand L.L.P.

ITEM 9. UNDERTAKINGS

        (1)    The undersigned Registrant hereby undertakes:

               (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton and the State of Florida, on the 10th day of June, 1996.

                                            CAPITAL BRANDS, INC.

                                            By:/s/ BRIAN A. KAHAN
                                               ---------------------------------
                                               Brian A. Kahan
                                               Chairman of the Board
                                               and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                           TITLE                       DATE
        ---------                           -----                       ----
                                    Chairman of the Board
                                    and Chief Executive
                                    Officer (Principal
/s/ BRIAN A. KAHAN                  Executive Officer)             June 10, 1996
- ----------------------
Brian A. Kahan

                                    Controller (Principal
/s/ GARY SPLAIN                     Accounting Officer)            June 10, 1996
- ----------------------
Gary Splain

/s/ MARTHA M. LITTLE                Director                       June 10, 1996
- ----------------------
Martha M. Little

/s/ GERARD N. ALTIERI               Director                       June 10, 1996
- ----------------------
Gerard N. Altieri

/s/ MALCOLM LEONARD                 Director                       June 10, 1996
- ----------------------
Malcolm Leonard

/s/ ROBERT EDELHEIT                 Director                       June 10, 1996
- ----------------------
Robert Edelheit

/s/ PAUL HEIMBERG                   Director                       June 10, 1996
- ----------------------
Paul Heimberg